Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, July 27, 2017

QUARTERLY RESULTS FOR TFS FINANCIAL

(Cleveland, OH - July 27, 2017) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2017.
The Company reported net income of $22.8 million for the three months ended June 30, 2017, compared to net income of $20.6 million for the three months ended June 30, 2016. The improvement was due to a combination of an increase in net interest income and an increase in the recovery of loan losses, partially offset by a decrease in non-interest income. The Company reported net income of $65.9 million for the nine months ended June 30, 2017, compared to net income of $57.7 million for the nine months ended June 30, 2016, with similar individual variances between the two periods, plus lower non-interest expenses in the current period. In addition, results for the current nine month period had the benefit of a lower effective rate used to calculate income tax expense in accordance with recently adopted accounting guidance related to stock-based compensation.

“Another quarter of strong earnings reflect an increasingly healthy housing market,” said Marc A. Stefanski, Chairman and CEO of Third Federal. “Net income was up 10 percent over the same quarter last year. Because consumer confidence has improved, the housing market has strengthened, and we are seeing an increase in purchase mortgage originations, up 30 percent (fiscal) year-to-date, compared to the same three quarters in 2016. At the same time, increasing home values have helped generate overall loan growth, including strong demand for our home equity products.”
Net interest income in the current quarter was higher than the prior year quarter, as $6.7 million of additional interest income in the current period more than offset $3.8 million of additional interest expense. Interest income was higher, as a $900.1 million increase in the three-month average balance of interest-earning assets, mainly loans, more than offset the lower weighted average yield earned on those assets. The average cost of interest-bearing liabilities was higher in the current quarter as a result of increased short-term market interest rates and the use of longer duration funding sources that carried higher costs. Net interest income was $70.3 million for the three months ended June 30, 2017 and $67.4 million for the three months ended June 30, 2016. Net interest income was $208.8 million for the nine months ended June 30, 2017 and $202.8 million for the nine months ended June 30, 2016. The interest rate spread was 2.02% for the three months ended June 30, 2017 and 2.08% for the three months ended June 30, 2016. The interest rate spread for the nine months ended June 30, 2017 was 2.04%, compared to 2.10% for the prior year period. The net interest margin for the three months ended June 30, 2017 was 2.16%, compared to 2.22% for the three months ended June 30, 2016. The net interest margin for the nine months ended June 30, 2017 was 2.17%, as compared to 2.24% for the nine months ended June 30, 2016.
The provision for loan losses was a credit of $4.0 million for the three months ended June 30, 2017 compared to a credit of $3.0 million for the three months ended June 30, 2016. The provision for loan losses was a credit of $10.0 million for the nine months ended June 30, 2017 compared to a credit of $5.0 million for the nine months ended June 30, 2016. The credit for the current quarter was a result of a combination of favorable trends including lower gross loan charge-offs, higher loan recoveries and lower levels of loans delinquent 90 days or more. Gross loan charge-offs were $2.8 million for the three months ended June 30, 2017 and $3.7 million for the three months ended June 30, 2016, while loan recoveries were $4.8 million in the current quarter and $3.2 million in the prior year quarter. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $2.1 million and $3.1 million for the three months and nine months, respectively, ended June 30, 2017, compared to $0.5 million and $1.8 million of net loan charge-offs for the three months and nine months, respectively, ended June 30, 2016. Of the $3.1 million of net loan recoveries in the current fiscal year, $2.3 million of net recoveries occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $1.6 million of net recoveries occurred in the home equity loans and lines of credit portfolio and $0.7 million of net charge-offs occurred in the Home Today portfolio. The allowance for loan losses was $54.9 million, or 0.45% of total loans receivable, at June 30, 2017, compared to $61.8 million, or 0.52% of total loans receivable, at September 30, 2016. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $112.0 million at June 30, 2017 and $121.9 million at September 30, 2016.

Non-accrual loans decreased $8.9 million to $81.1 million, or 0.66% of total loans, at June 30, 2017 from $90.0 million, or 0.76% of total loans, at September 30, 2016. The $8.9 million decrease in non-accrual loans for the nine months ended

June 30, 2017 consisted of a $6.4 million decrease in the residential core portfolio; a $1.9 million decrease in the home equity loans and lines of credit portfolio and a $0.6 million decrease in the Home Today portfolio.
Total loan delinquencies decreased $6.0 million to $45.9 million, or 0.37% of total loans receivable, at June 30, 2017 from $52.0 million, or 0.44% of total loans receivable, at September 30, 2016. The real estate owned portfolio decreased $1.3 million, or 19.1%, to $5.5 million at June 30, 2017 from $6.8 million at September 30, 2016.
Total troubled debt restructurings decreased $5.1 million, to $165.5 million at June 30, 2017, from $170.6 million at September 30, 2016. Of the $165.5 million of troubled debt restructurings recorded at June 30, 2017, $89.3 million was in the residential core portfolio, $30.8 million was in the home equity loans and lines of credit portfolio and $45.5 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $61.5 million at June 30, 2017 and $63.7 million at September 30, 2016.
Total non-interest income decreased $4.2 million, to $14.7 million, for the nine months ended June 30, 2017, from $18.9 million for the nine months ended June 30, 2016, with a decrease in the gain on sale of loans and a decrease in death benefits from life insurance contracts being the primary reasons.
Total non-interest expenses decreased $3.8 million to $135.2 million for the nine months ended June 30, 2017 from $139.0 million for the nine months ended June 30, 2016, with a $3.4 million decrease in real estate owned expenses being the primary reason. Lower levels of real estate owned assets and improved execution on the disposition of those assets helped contribute to the lower overall expenses.
Total income tax expense increased by $2.4 million, to $32.4 million, for the nine months ended June 30, 2017, from $30.0 million for the nine months ended June 30, 2016, but the effective tax rate decreased to 33.0% from 34.2% as a result of recognizing $1.0 million of excess tax benefits in the current year period related to stock-based compensation. Effective October 1, 2016, the Company adopted ASU 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under this standard, excess tax benefits and tax deficiencies related to stock-based compensation are recognized in the provision for income taxes on the consolidated statement of operations. The amount recognized will vary based on a number of factors including the number of shares vesting or options exercised in the current period and the difference in stock price between grant date and exercise or vest date. Previously the amounts were recognized as part of paid-in capital in shareholders' equity.
Total assets increased by $619.5 million, or 5%, to $13.53 billion at June 30, 2017 from $12.91 billion at September 30, 2016. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $45.4 million, or 6%, to $794.5 million at June 30, 2017 from $749.1 million at September 30, 2016.
The combination of loans held for investment, net and mortgage loans held for sale increased $552.3 million, or 5%, to $12.27 billion at June 30, 2017 from $11.71 billion at September 30, 2016. Residential core mortgage loans, including those held for sale, increased $550.2 million during the nine months ended June 30, 2017, while the home equity loans and lines of credit portfolio decreased $10.6 million. Total first mortgage loan originations were $2.11 billion for the nine months ended June 30, 2017, of which 51% were adjustable rate mortgages and 17% were fixed-rate mortgages with terms of 10 years or less. During the nine months ended June 30, 2017, $221.5 million of fixed-rate loans were sold resulting in a net gain of $1.5 million. Interest rate movements during the current fiscal year contributed to the lower percentage gains recognized than the previous fiscal year. During the nine months ended June 30, 2016, $151.1 million of fixed-rate loans were sold resulting in a net gain of $4.6 million.
Deposits decreased $155.5 million, or 2%, to $8.18 billion at June 30, 2017 from $8.33 billion at September 30, 2016. The decrease in deposits was the result of a $159.8 million decrease in our certificates of deposit ("CDs"), and a $9.6 million decrease in our savings accounts, partially offset by a a $13.8 million increase in our checking accounts for the nine months ended June 30, 2017. Total deposits include $539.7 million and $539.8 million of brokered CDs at June 30, 2017 and September 30, 2016, respectively.
Borrowed funds, all from the FHLB, increased $824.0 million, to $3.54 billion at June 30, 2017 from $2.72 billion at September 30, 2016, as a combination of loan growth, share repurchases and deposit withdrawals led to increased funding demands. This increase reflects a combination of an additional $700.3 million of five-year term advances and $209.0 million of short-term advances, partially offset by other principal repayments. Of the new five-year term advances, $700.0 million are actually 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts. The total balance of borrowed funds of $3.54 billion at June 30, 2017 consisted of short-term advances of $1.06 billion, term advances of $1.18 billion with a remaining weighted average maturity of approximately 1.7 years and term advances of $1.30 billion aligned with interest rate swap contracts with a remaining weighted average effective maturity of approximately 4.4 years. The amount of FHLB stock owned at June 30, 2017 increased $17.2 million from September 30, 2016 to satisfy common stock ownership requirements related to the increase in the balance of FHLB advances.
Total shareholders' equity increased $17.2 million to $1.68 billion at June 30, 2017 from $1.66 billion at September 30, 2016. Activity reflects $65.9 million of net income in the current fiscal year, reduced by $43.3 million of repurchases of outstanding common stock and three quarterly dividends totaling $19.2 million, and was further impacted by a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive loss. During the three months ended June 30, 2017, a total of 1,204,500 shares of our common stock were repurchased at an average cost of $16.10 per share. A total of 2,561,710 shares were repurchased at an average cost of $16.92 per share during the nine months ended June 30, 2017. At June 30, 2017, there were 8,337,790 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.125 per share during each of the first three fiscal quarters. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 80% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 19, 2017 special meeting of members of the MHC, the members of the MHC (depositors and certain loan customers of the Association) voted to approve the MHC’s proposed waiver of dividends, aggregating up to $0.68 per share, to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 19, 2018). The members approved the waiver by casting 64% of the eligible votes in favor of the waiver. Of the votes cast, 97% were in favor of the proposal. The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past four years under Federal Reserve regulations and for each of those four years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”), subject to transitional provisions extending through the end of 2018. The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At June 30, 2017 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.08%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.58% and its total capital ratio was 21.34%. Additionally, the Company's Tier 1 leverage ratio was 12.47%, its Common Equity Tier 1 and Tier 1 ratios were each 23.11% and its total capital ratio was 23.87%.
Presentation slides as of June 30, 2017 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning July 28, 2017. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2017, the Company’s assets totaled $13.53 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2017	September 30, 2016
ASSETS
Cash and due from banks	$30,045	$27,914
Interest-earning cash equivalents	234,854	203,325
Cash and cash equivalents	264,899	231,239
Investment securities available for sale (amortized cost $533,385 and $517,228, respectively)	529,579	517,866
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	803	4,686
Loans held for investment, net:
Mortgage loans	12,288,086	11,748,099
Other loans	2,957	3,116
Deferred loan expenses, net	28,859	19,384
Allowance for loan losses	(54,930)	(61,795)
Loans, net	12,264,972	11,708,804
Mortgage loan servicing assets, net	8,625	8,852
Federal Home Loan Bank stock, at cost	87,110	69,853
Real estate owned	5,524	6,803
Premises, equipment, and software, net	58,350	61,003
Accrued interest receivable	34,607	32,818
Bank owned life insurance contracts	204,294	200,144
Other assets	66,816	63,994
TOTAL ASSETS	$13,525,579	$12,906,062
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,175,859	$8,331,368
Borrowed funds	3,542,772	2,718,795
Borrowers’ advances for insurance and taxes	55,864	92,313
Principal, interest, and related escrow owed on loans serviced	25,469	49,401
Accrued expenses and other liabilities	47,991	53,727
Total liabilities	11,847,955	11,245,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 281,872,724 and 284,219,019 outstanding at June 30, 2017 and September 30, 2016, respectively	3,323	3,323
Paid-in capital	1,721,153	1,716,818
Treasury stock, at cost; 50,446,026 and 48,099,731 shares at June 30, 2017 and September 30, 2016, respectively	(726,396)	(681,569)
Unallocated ESOP shares	(54,168)	(57,418)
Retained earnings—substantially restricted	745,513	698,930
Accumulated other comprehensive loss	(11,801)	(19,626)
Total shareholders’ equity	1,677,624	1,660,458
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,525,579	$12,906,062

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
INTEREST INCOME:
Loans, including fees	$99,699	$93,752	$292,755	$280,663
Investment securities available for sale	2,522	2,374	6,573	7,407
Other interest and dividend earning assets	1,500	867	3,690	2,499
Total interest and dividend income	103,721	96,993	303,018	290,569
INTEREST EXPENSE:
Deposits	21,831	22,543	65,208	67,333
Borrowed funds	11,618	7,061	29,022	20,447
Total interest expense	33,449	29,604	94,230	87,780
NET INTEREST INCOME	70,272	67,389	208,788	202,789
PROVISION (CREDIT) FOR LOAN LOSSES	(4,000)	(3,000)	(10,000)	(5,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	74,272	70,389	218,788	207,789
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,714	1,729	5,163	5,524
Net gain on the sale of loans	259	1,834	1,472	4,576
Increase in and death benefits from bank owned life insurance contracts	1,703	1,612	4,866	5,796
Other	1,128	933	3,223	3,032
Total non-interest income	4,804	6,108	14,724	18,928
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,735	23,055	71,965	73,057
Marketing services	5,183	4,499	14,509	13,151
Office property, equipment and software	5,985	5,924	17,969	17,626
Federal insurance premium and assessments	2,531	2,393	7,467	8,216
State franchise tax	1,318	1,240	3,989	4,132
Real estate owned expense, net	376	1,826	2,256	5,700
Other operating expenses	5,541	6,039	17,070	17,068
Total non-interest expense	44,669	44,976	135,225	138,950
INCOME BEFORE INCOME TAXES	34,407	31,521	98,287	87,767
INCOME TAX EXPENSE	11,619	10,901	32,428	30,020
NET INCOME	$22,788	$20,620	$65,859	$57,747

Earnings per share—basic and diluted	$0.08	$0.07	$0.23	$0.20
Weighted average shares outstanding
Basic	277,056,490	280,815,430	277,590,340	282,326,922
Diluted	278,986,397	283,011,869	279,719,537	284,602,870

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$215,838	$566	1.05%	$142,672	$176	0.49%
Mortgage-backed securities	526,416	2,522	1.92%	550,598	2,374	1.72%
Loans (1)	12,215,399	99,699	3.26%	11,378,552	93,752	3.30%
Federal Home Loan Bank stock	84,146	934	4.44%	69,841	691	3.96%
Total interest-earning assets	13,041,799	103,721	3.18%	12,141,663	96,993	3.20%
Noninterest-earning assets	364,779			339,773
Total assets	$13,406,578			$12,481,436
Interest-bearing liabilities:
Checking accounts	$1,002,741	$232	0.09%	$999,498	$337	0.13%
Savings accounts	1,519,864	524	0.14%	1,548,827	708	0.18%
Certificates of deposit	5,646,152	21,075	1.49%	5,793,788	21,498	1.48%
Borrowed funds	3,348,307	11,618	1.39%	2,248,753	7,061	1.26%
Total interest-bearing liabilities	11,517,064	33,449	1.16%	10,590,866	29,604	1.12%
Noninterest-bearing liabilities	197,934			193,780
Total liabilities	11,714,998			10,784,646
Shareholders’ equity	1,691,580			1,696,790
Total liabilities and shareholders’ equity	$13,406,578			$12,481,436
Net interest income		$70,272			$67,389
Interest rate spread (2)(3)			2.02%			2.08%
Net interest-earning assets (4)	$1,524,735			$1,550,797
Net interest margin (2)(5)		2.16%			2.22%
Average interest-earning assets to average interest-bearing liabilities	113.24%			114.64%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2017			Nine Months Ended June 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$208,834	$1,244	0.79%	$128,005	$407	0.42%
Investment securities	—	—	—%	216	2	1.23%
Mortgage-backed securities	525,269	6,573	1.67%	568,429	7,405	1.74%
Loans (1)	12,032,136	292,755	3.24%	11,303,475	280,663	3.31%
Federal Home Loan Bank stock	78,532	2,446	4.15%	69,593	2,092	4.01%
Total interest-earning assets	12,844,771	303,018	3.15%	12,069,718	290,569	3.21%
Noninterest-earning assets	353,519			333,277
Total assets	$13,198,290			$12,402,995
Interest-bearing liabilities:
Checking accounts	$996,862	$690	0.09%	$993,913	$1,012	0.14%
Savings accounts	1,522,618	1,574	0.14%	1,580,774	2,181	0.18%
Certificates of deposit	5,681,835	62,944	1.48%	5,724,025	64,140	1.49%
Borrowed funds	3,117,630	29,022	1.24%	2,202,511	20,447	1.24%
Total interest-bearing liabilities	11,318,945	94,230	1.11%	10,501,223	87,780	1.11%
Noninterest-bearing liabilities	198,639			191,162
Total liabilities	11,517,584			10,692,385
Shareholders’ equity	1,680,706			1,710,610
Total liabilities and shareholders’ equity	$13,198,290			$12,402,995
Net interest income		$208,788			$202,789
Interest rate spread (2)(3)			2.04%			2.10%
Net interest-earning assets (4)	$1,525,826			$1,568,495
Net interest margin (2)(5)		2.17%			2.24%
Average interest-earning assets to average interest-bearing liabilities	113.48%			114.94%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.